Exhibit 10.5

PURCHASE AND SALE AGREEMENT

by and between

THF PLAZA OFFICE, L.L.C.,

a Missouri limited liability company

and

KBS CAPITAL ADVISORS LLC,

a Delaware limited liability company

Effective Date: May 2, 2006

TABLE OF CONTENTS

ARTICLE 1 - CERTAIN DEFINITIONS	1
ARTICLE 2 - SALE OF PROPERTY	10
ARTICLE 3 - PURCHASE PRICE	10
3.1 Earnest Money Deposit	10
3.1.1 Payment of Deposit	10
3.1.2 Applicable Terms; Failure to Make Deposit	10
3.2 Cash at Closing	10
ARTICLE 4 - TITLE MATTERS	10
4.1 Title to Real Property	10
4.2 Title Defects	11
4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights	11
4.2.2 No New Exceptions	12
4.3 Title Insurance	12
ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY	13
5.1 Buyer’s Due Diligence	13
5.1.1 Access to Documents and the Property	13
5.1.2 Limit on Government Contacts	14
5.1.3 Other Due Diligence Obligations of Buyer	14
5.1.4 Waiver and Release	14
5.1.5 [No Heading]	14
5.2 As-Is Sale	14
5.3 Termination of Agreement During Due Diligence Period	15
5.4 Buyer’s Certificate	16
ARTICLE 6 - ADJUSTMENTS AND PRORATIONS	16
6.1 Lease Rentals and Other Revenues.	16
6.1.1 Rents	16
6.1.2 Other Revenues	16
6.1.3 Post-Closing Collections	17
6.2 Leasing and Capital Costs	17
6.2.1 Reimbursable Lease Expenses	17
6.2.2 Leasing Costs	17
6.2.3 Capital Costs	18
6.3 Real Estate and Personal Property Taxes	18
6.3.1 Proration of Ad Valorem Taxes	18
6.3.2 Insufficient Information	19
6.3.3 Special Assessments	19
6.3.4 Tenant Reimbursements	19
6.3.5 Reassessment	19
6.4 Other Property Operating Expenses	19
6.5 Closing Costs	19
6.6 Cash Security Deposits	19
6.7 Apportionment Credit	19
6.8 Delayed Adjustment; Delivery of Operating and Other Financial Statements	20
6.9 Additional Rent Reconciliation	21

i

ARTICLE 7 - CLOSING	21
7.1 Closing Date	21
7.2 Title Transfer and Payment of Purchase Price	21
7.3 Seller’s Closing Deliveries	22
7.4 Buyer’s Closing Deliveries	24
ARTICLE 8 - CONDITIONS TO CLOSING	25
8.1 Conditions to Seller’s Obligations	25
8.2 Conditions to Buyer’s Obligations	25
8.3 Waiver of Failure of Conditions Precedent	25
8.4 Approvals not a Condition to Buyer’s Performance	26
ARTICLE 9 - REPRESENTATIONS AND WARRANTIES	26
9.1 Buyer’s Representations	26
9.1.1 Buyer’s Authorization	26
9.1.2 Buyer’s Financial Condition	26
9.1.3 Patriot Act Compliance	26
9.2 Seller’s Representations	27
9.2.1 Seller’s Authorization	27
9.2.2 Seller’s Knowledge Representations	27
9.2.3 Delivery of Documents	29
9.3 General Provisions	29
9.3.1 No Representation as to Leases	29
9.3.2 Seller’s Warranties Deemed Modified	29
9.3.3 Breach of Seller’s Warranties prior to Closing	29
9.3.4 Survival; Limitation on Seller’s Liability	31
ARTICLE 10 - COVENANTS	31
10.1 Buyer’s Covenants	31
10.1.1 Confidentiality	31
10.1.2 Buyer’s Indemnity	32
10.2 Seller’s Covenants	32
10.2.1 Contracts	32
10.2.2 Maintenance of Property	33
10.2.3 Confidentiality	33
10.2.4 Seller’s Indemnity	33
10.2.5 Subordination Agreements	33
10.2.6 Estoppel Certificates	34
10.3 Mutual Covenants	34
10.3.1 Publicity	34
10.3.2 Brokers	35
10.3.3 Tax Protests; Tax Refunds and Credits	35
10.3.4 Survival	36
ARTICLE 11 - FAILURE OF CONDITIONS	36
11.1 To Seller’s Obligations	36
11.2 To Buyer’s Obligations	36
ARTICLE 12 - CONDEMNATION/CASUALTY	37
12.1 Right to Terminate	37
12.2 Allocation of Proceeds and Awards	37
12.3 Insurance	38

12.4 Waiver	38
ARTICLE 13 - ESCROW PROVISIONS	38
ARTICLE 14 - LEASING MATTERS	39
14.1 New Leases; Lease Modifications	39
14.2 Lease Enforcement	40
14.3 Lease Expenses	40
ARTICLE 15 - MISCELLANEOUS	41
15.1 Buyer’s Assignment	41
15.2 Intentionally Omitted	41
15.3 Survival/Merger	41
15.4 Integration; Waiver	41
15.5 Governing Law	41
15.6 Captions Not Binding; Exhibits	41
15.7 Binding Effect	42
15.8 Severability	42
15.9 Notices	42
15.10 Counterparts	43
15.11 No Recordation	43
15.12 Additional Agreements; Further Assurances	44
15.13 Construction	44
15.14 Intentionally Omitted	44
15.15 Maximum Aggregate Liability	44
15.16 Time of Essence	44
15.17 Jurisdiction	44
15.18 Waiver of Jury Trial	45
15.19 Facsimile Signatures	45
15.20 1031 Exchange	45
15.21 Computation of Time	46

EXHIBITS

Exhibit A	Legal Description
Exhibit B	List of Contracts [and Leasing Commission Agreements]
Exhibit C	Form of As-Is Certificate and Agreement
Exhibit D	Form of Deed
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Assignment of Leases
Exhibit G	Form of Assignment of Intangible Property
Exhibit H	Form of Notice to Tenants
Exhibit I	Form of FIRPTA Affidavit
Exhibit J	Form of Seller’s Authority Certificate
Exhibit K	Form of Title Affidavit and Gap Indemnity
Exhibit L	List of Leases
Exhibit M	Form of Tenant Estoppel Certificate
Exhibit M-2	Form of Seller’s Representation Letter
Exhibit N	Notices of Litigation, Contract Defaults [and] Governmental Violations and Lease Defaults
Exhibit O	List of Tenants
Exhibit P	List of Buyer’s 3-14 Audit Documents and Questions to be Answered for Buyer’s 3-14 Audit
Exhibit Q	Form of SNDA
Exhibit R	Clayco Exceptions

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of May     , 2006, by and between THF PLAZA OFFICE, L.L.C., a Missouri limited liability company (“Seller”), and KBS CAPITAL ADVISORS, LLC., a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Business day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State in which the Property is located. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the date which is forty-five (45) days after the expiration of the Due Diligence Period.

“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement, including, without limitation, the documents and instruments required pursuant to the terms of Article 7.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Commencement Date” shall mean the date the last of Seller and Buyer execute this Agreement.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets (other than the budget for the calendar year in which the Closing occurs); strategic plans for the Real Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements and all parking agreements which permit the other party to such agreements to park in the parking garage located on the Real Property that are described in Exhibit B attached hereto and incorporated herein by this reference), that are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)	Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)	any Buyer’s Representative (other than the agents and/or representatives of Buyer) knows of such fact or circumstance, or

(ii)	such fact or circumstance is disclosed by this Agreement, the Closing Documents executed by Seller, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to Buyer, or any Buyer’s Reports.

(b)	Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)	any Buyer’s Representative (other than the agents and/or representatives of Buyer) has knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii)	this Agreement, the Closing Documents executed by Seller, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to Buyer, or any Buyer’s Reports contains information which is inconsistent with such Seller’s Warranty.

“Deposit” shall mean the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Designated Representatives” shall mean Marian Nunn.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties deliver or make available to Buyer prior to Closing or which are otherwise obtained by Buyer prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period commencing on the Commencement Date and expiring at 5:00 p.m. Central Time on the date forty-five (45) days after the date of this Agreement.

“Escrow Agent” shall mean Chicago Title Insurance Company, National Business Unit, whose mailing address is 16969 Von Karman Avenue, Suite 200, Irvine, CA 92606, Attention: Joy Eaton, in its capacity as escrow agent.

“Intangible Property” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller:

(a)	the Contracts; and

(b)	to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property; and

(c)	any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date; and

(d)	the non-exclusive right to use the name “The Plaza in Clayton” (it being acknowledged by Buyer that Seller does not have exclusive rights to use such name and that Seller has not registered the same in any manner) and any other names or logos used in connection with the Property.

“Laws” shall mean all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases for tenants of the Real Property described in Exhibit L attached hereto and all New Leases.

“Letter of Credit” shall mean an irrevocable stand-by letter of credit in the aggregate amount of the Clayco Exceptions, which letter of credit shall (i) be issued by a financial institution reasonably acceptable to Buyer, (ii) name Buyer, Buyer’s lender and the Title Company as the beneficiaries, and (iii) not expire prior to the date that the Clayco Exceptions shall be released such that they shall no longer be exceptions to title to the Real Property. To the extent required by the issuer of the Letter of Credit, each of the beneficiaries to the Letter of Credit shall enter into an agency agreement or trust indenture which allocates the rights of each of the beneficiaries with respect to the Letter of Credit and which appoints one of the Beneficiaries or an agent for all of the beneficiaries to exercise all of the rights of the beneficiaries under the Letter of Credit.

“Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a)	any condemnation or eminent domain proceedings that occurs after the date hereof, if and only if (i) the portion of the Property that is the subject of such proceedings has a value in excess of Two Million Dollars ($2,000,000.00), as reasonably determined by Seller, or (ii) the condemnation materially adversely affects the parking for the Property or access to the Property or allows any tenant occupying space in the Property to cancel its lease, or (iii) the condemnation results in the remaining portions of the Property not being in compliance with zoning or other applicable laws, or (iv) the Seller-Allocated Amount relating to such condemnation exceeds $500,000; and

(b)

any casualty that occurs after the date hereof, if and only if (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored prior to the Closing or does not give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of Five

Million Dollars ($5,000,000.00), as reasonably determined by Seller, or (iii) the casualty materially adversely affects the parking for the Property or access to the Property or allows any tenant occupying space in the Property to cancel its lease, or (iv) the casualty results in the remaining portion of the Property not being in compliance with zoning or other applicable laws, or (v) the Seller-Allocated Amount relating to such casualty exceeds $500,000.

“New Leases” shall mean, collectively, any lease for space at the Property entered into between the Commencement Date and the Closing Date.

“Owner’s Title Policy” shall mean an extended coverage ALTA owner’s title insurance policy (1970 form) without any creditor’s rights exception (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located), in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning and building ordinances and land use regulations, (b) to the extent set forth in the Title Commitment, any deed, easement, restriction, covenant or other matter affecting title to the Property caused or created by Seller in accordance with the terms of Subsection 4.2.2, (c) such state of facts as would be disclosed by a survey of the Property, to the extent Buyer does not perform a survey of the Property, (d) the lien of taxes and assessments not yet due and payable, (e) any exceptions caused by any Buyer’s Representative, (f) the rights of the tenants under the Leases (as tenants only, with no right or option to purchase all or portions of the Property), (g) any matters about which Buyer knows prior to the expiration of the Due Diligence Period (h) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof, (i) that certain Parking Garage Lease Agreement by and between Seller and The Crescent Condominium Association, dated March 27, 2006, (j) that certain Easement Agreement, dated December 2, 1994, by and between Clayton Land Company, L.P. and Plaza Associates, Inc. and recorded in the real estate records of St. Louis County, Missouri in Book 10378, Page 831, (k) that certain Ingress and Egress Easement, dated December 2, 1994, by and between Clayton Land Company, L.P. and Plaza Associates, Inc. and recorded in the real estate records of St. Louis County, Missouri in Book 10378, Page 813, (l) that certain Lease Agreement, dated December, 2004, by and among Seller, THF Plaza Condominium, L.L.C., and George H. Pain and Mona K. Pain, (m) that certain Parking Easement Agreement, dated January 23, 2006, by and among THF Plaza Condominium, L.L.C. and Morris S. Lefton and Marlene Lefton, (n) that certain Lease Agreement, dated October 3, 2003, by and between Seller, THF Plaza Condominium, L.L.C. and David C. Pratt, Trustee of the David C. Pratt Revocable Trust dated June 22, 1993, as amended, (o) that certain Lease Agreement, dated January 23, 2004, by and between Seller, THF Plaza Condominium, L.L.C. and Mark O. Neal and Jayne F. Neal; and (p) the right of the workman constructing the build-out of the Lefton Unit in the adjacent condominium tower to utilize five parking spaces on Level P-00 of the parking garage during the construction of such build-out. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, any or all of the Permitted Exceptions may be omitted by Seller in the Deed (as defined in Subsection

7.3(a)) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained in the Deed (which provisions shall survive the Closing and not be merged therein).

“Personal Property” shall mean, collectively, (a) all furniture, fixtures, equipment, appliances and other tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of Seller relating to the Real Property or the Leases, but specifically excluding from the items described in both clauses (a) and (b), any Confidential Materials and any computer software that is licensed to Seller. Personal Property shall specifically exclude the statute located in the lobby of the Property and depicted on Exhibit S attached hereto and incorporated herein by this reference.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; and (d) the Intangible Property.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) all other documents Seller is required to make available to Buyer in accordance with the provisions of Section 5.1.1 hereof.

“Purchase Price” shall mean the sum of Ninety-Five Million Fifty Thousand and 00/100 Dollars ($95,050,000.00).

“Real Property” shall mean that certain parcel of real estate located in Clayton, Missouri and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Refundable Portion of the Deposit” shall mean the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00).

“Reimbursable Lease Expenses” shall mean, collectively, any and all costs, expenses and fees paid by Seller prior to Closing or costs, expenses and fees incurred by Seller prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions under any Lease exercised or granted between the Commencement Date and the Closing Date to the extent disclosed to Buyer in writing prior to the expiration of the Due Diligence Period or otherwise approved by Buyer pursuant to the provisions of this Agreement, including without limitation, the extension of the Contemporary Productions lease to the extent the costs, expenses and fees affiliated with the Contemporary Productions Lease is disclosed to Buyer prior to the expiration of the Due Diligence

Period, and (b) any New Lease to the extent disclosed to Buyer in writing prior to the expiration of the Due Diligence Period or otherwise approved by Buyer pursuant to the provisions of this Agreement. Reimbursable Lease Expenses shall expressly include, without limitation, to the extent disclosed to Buyer in writing prior to the expiration of the Due Diligence Period or otherwise approved by Buyer pursuant to the provisions of this Agreement (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) any rent concessions covering any period that the tenant has the right to be in possession of the demised space, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).

“Remove” with respect to (a) any monetary exception that does not exceed $10,000 or, when added to any other monetary exception does not exceed $50,000 in the aggregate, shall mean that Seller causes the Title Company to remove or affirmatively insure over as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of a payment or bonding, indemnity of Seller or otherwise, (b) those mechanic’s liens and judgment liens exceptions which relate to Seller’s dispute with Clayco Construction Company and its subcontractors and which are described on Exhibit R attached hereto and incorporated herein by this reference (the “Clayco Exceptions”), shall mean that Seller causes the Title Company to remove or affirmatively insure over the Clayco Exceptions as exceptions to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, provided, at Closing, Seller delivers (i) the Letter of Credit to Buyer, and (ii) such documentation as the Title Company may reasonably require to insure over the Clayco Exceptions, including an indemnity in favor of the Title Company, provided that the Title Company’s recourse against the party signing the indemnity with respect to such items would be limited to the Letter of Credit, and (c) any other exception to title not referred to in clause (a) or (b) above, shall mean that Seller causes the same to be released from the Property, without any additional cost to Buyer, whether such release is accomplished in consideration of a payment or bonding.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

“Required Exceptions” shall mean, collectively, the following:

(a)	any Title Objections to the extent (and only to the extent) that the same (i) have not been caused by any Buyer’s Representatives, and (ii) constitute any of the following:

(A)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes) (“Monetary Liens”) that are created as a result of the intentional acts or omissions of Seller or its agents and affiliates including, without limitation, the documents evidencing or securing that certain mortgage indebtedness owed to MONY Life Insurance Company, provided in no event shall Seller be required to Remove any such Monetary Lien which is not related to the operation of the Property (such as a mechanic’s lien for work on the Property) by any method other than indemnity of Seller in favor of the Title Company, Buyer hereby acknowledging the existence of a mechanic’s lien that Seller will not remove but which the Seller shall cause the Title Company to insure over; or

(B)	liens or encumbrances other than Monetary Liens created by Seller or its agents and affiliates after the date of this Agreement in violation of Subsection 4.2.2.

(b)	any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Section 4.2.1(b).

“Required Tenants” shall mean the following tenants: Husch & Eppenberger; Ernst & Young; MetLife; and Luciano’s.

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the reasonable costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)	with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the reasonable costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s property manager; (e) any direct or indirect owner of any beneficial interest in Seller; (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Broker” shall mean Cushman & Wakefield of Illinois, Inc. and Gateway Commercial, L.L.C.

“Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any of the Seller’s Warranties.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and the Closing Documents executed by Seller for the benefit of Buyer in connection with the Closing, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State in which the Property is located.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of such calendar year, being the real estate tax year for the county in which the Property is located.

“Title Commitment” shall mean a commitment to issue an owner’s policy of title insurance with respect to the Property issued by the Title Company.

“Title Company” shall mean Chicago Title Insurance Company, National Business Unit, whose mailing address is 16969 Von Karman Avenue, Suite 200, Irvine, California 92606, Attention: John Premac.

“Title Documents” shall mean all documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows:

3.1	Earnest Money Deposit.

3.1.1	Payment of Deposit. Within three (3) business days of the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall pay the Deposit to Escrow Agent.

3.1.2	Applicable Terms; Failure to Make Deposit. The Deposit shall be paid to Escrow Agent in immediately available funds. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Subject to the provisions of Section 5.3 and notwithstanding anything stated to the contrary elsewhere in this Agreement, if the transaction contemplated hereunder fails to close for any reason other than Buyer’s default under this Agreement, the Deposit shall be returned to Buyer. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2	Cash at Closing. On the Closing Date, provided all conditions precedent to Buyer’s obligations have been satisfied, Buyer shall (a) pay to Seller an amount equal to the balance of the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and (b) cause the Escrow Agent to simultaneously pay the Deposit to Seller in immediately available funds by wire transfer as more particularly set forth in Section 7.2.

ARTICLE 4 - TITLE MATTERS

4.1	Title to Real Property. Seller shall use commercially reasonable efforts to obtain the Title Commitment, copies of all of the Title Documents and the Survey as soon as reasonably practicable after the date hereof. Seller shall notify Buyer when it receives any of the aforementioned documents and shall promptly furnish Buyer with copies of the same.

4.2	Title Defects.

4.2.1	Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a)	Prior to the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters which are not Permitted Exceptions that may first appear on any supplemental title reports or updates to the Title Commitment or Survey issued after the expiration of the Due Diligence Period so long as such objection is made by Buyer within five (5) business days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

(b)	To the extent that any Title Objections do not constitute Required Exceptions, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any such Title Objections and Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove such Title Objections. Any Title Objection that Seller elects in writing to Remove shall be deemed a Required Exception. If Seller elects not to Remove one or more Title Objections, then, within five (5) business days after Seller’s election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c)

If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Required Exceptions. Seller may use any portion of the

Purchase Price to satisfy any Required Exceptions that exist as of the Closing Date, provided Seller shall cause the Title Company to Remove the same. If Seller is unable to Remove any Required Exceptions prior to the Closing, Buyer may at Closing elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Seller shall have the right to replace the Title Company with another nationally recognized title insurance company if the Title Company fails or refuses to Remove any exceptions to title that Seller elects or is required to Remove.

(d)	Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen (15) days) for the purpose of the Removal of any exceptions to title.

4.2.2	No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within three (3) business days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the expiration of the Due Diligence Period and the Closing.

4.3	Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) (in addition to the Required Title Endorsements) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1	Buyer’s Due Diligence.

5.1.1

Access to Documents and the Property. Within three (3) business days following the Effective Date, Seller will make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, property files of Seller and Seller’s property manager located at 2127 Innerbelt Business Center Drive, Suite 200, St. Louis, Missouri 63114 (other than Confidential Materials), including the following documents: (a) all Leases, Lease abstracts and Lease files, (b) a current rent roll and aging receivables report (for the current year and last three calendar years), (c) a current operating report containing income and expenses for the current year and last three prior years, (d) all existing environmental and soils assessments, correspondence and reports, (e) copies of the property tax bills for the current and prior year, (f) all surveys, (g) the most recent preliminary title report or title insurance policy, (h) all pending leases, lease proposals and letters of intent, (i) all contracts and agreements affecting the Property, including without limitation, those pertaining to service, labor, construction, management, maintenance, and brokerage, (j) copies of all non-privileged documents regarding litigation, liens or threatened claims, (k) all building reports, structural reports and engineering data, (l) a list of personal property existing in which Seller has an interest, and (m) to the extent needed for the performance of Buyer’s 3-14 Audit (as that term is defined in Section 5.1.5 below), the documents which are described in Exhibit P attached hereto, to the extent in existence and in Seller’s possession (collectively, the “Buyer’s 3-14 Audit Documents”). In addition, commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to allow Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) Buyer shall coordinate with Seller and Seller’s property manager prior to and during each visit to the Property by any Buyer’s Representatives and representatives of Seller shall accompany Buyer’s Representatives during each such visit; (c) Buyer’s Representatives shall not contact any tenant without first notifying Seller; and (d) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property; provided, however, that Buyer shall be entitled to conduct an asbestos survey of the Property without Seller’s approval so long as Buyer provides Seller with prior notice of such testing. Buyer’s Representatives shall also be permitted to interview the Seller’s property manager and Seller’s personnel, agents and managers, and to interview tenants leasing space in the Property so long as Buyer provides Seller with prior notice of such interviews. Buyer shall deliver promptly to Seller copies of all Buyer’s Reports (subject to any confidentiality provisions contained therein). If this Agreement is terminated, Buyer shall immediately return the Property to the condition existing prior to any tests and inspections. Prior to such time as any Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller and Seller’s property manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

5.1.2	Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property, Buyer’s Representatives shall not contact any governmental official or representative regarding hazardous materials on or the environmental condition of the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when any Buyer’s Representatives has any such contact with any governmental official or representative.

5.1.3	Other Due Diligence Obligations of Buyer. All inspections by Buyer’s Representatives shall be at Buyer’s sole expense and shall be in accordance with applicable Laws, including without limitation, Laws relating to worker safety and the proper disposal of discarded materials. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.

5.1.4	Waiver and Release. Buyer, for itself and all of the other Buyer’s Representatives, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Buyer’s Representatives.

5.1.5	Buyer has informed Seller that it is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14 Audit” (the “Buyer’s 3-14 Audit”). Buyer shall complete the Buyer’s 3-14 Audit during the Due Diligence Period. In connection with the performance of Buyer’s 3-14 Audit, Seller shall: (a) during the Due Diligence Period make available to Buyer, as part of the Property documents and on the terms and conditions of Section 5.1.1 above, the Buyer’s 3-14 Audit Documents; and (b) provide to Buyer in written form, as determined by Seller, answers to the questions relating to the Property which are set forth in Exhibit P.

5.2	As-Is Sale. Buyer acknowledges and agrees as follows:

(a)	During the Due Diligence Period, Buyer has conducted, and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b)	Subject to Seller’s Warranties, the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(c)	Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(d)	Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the foregoing release shall not extend to (a) Seller’s Warranties, as such Seller’s Warranties may be deemed to be modified as set forth herein, to the extent that a claim is made by Buyer against Seller for a breach of same within the period set forth in Section 9.3.4 hereof, (b) Seller’s fraud, (c) any of Seller’s obligations or covenants (including indemnity obligations) under this Agreement, to the extent that such obligations or covenants specifically by their terms survive the Closing hereunder, and then only for the duration during which such obligations or covenants survive the Closing, and (d) any claims or actions Buyer may have against Seller that may arise from third party claims asserted against Buyer with respect to actions or occurrences arising prior to the Closing.

5.3

Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller at any time prior to the expiration of the Due Diligence Period, which written notice shall specify the reason for Buyer’s termination of this Agreement, and, in the event of such termination prior to the expiration of the Due Diligence Period, (a) neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and (b) Buyer shall be entitled to the return of either (i) the entire Deposit, in the event Buyer terminates this Agreement due to (a) its disapproval of any title matters affecting the Property (including matters disclosed by a survey of the Property) and/or zoning affecting the Property, (b) its review and disapproval of matters and documents relating to the cash flow generated from the operations of the Property (including, without limitation, the credit worthiness of tenants at the Property) except that Buyer shall not have the right to disapprove any of the economics (including, without limitation, lease terms, leasing costs, other operating revenue, operating costs and capital expenditures) relating to the cash flow generated form the operations of the Property if, and to the extent, (i) such economics are set forth in the offering memorandum made available to Buyer by Seller, and (ii) the economics set forth in such offering memorandum are true and correct, or (c) its disapproval of the physical condition of the Property (including, without limitation, the condition of all improvements situated thereon and the existence of any hazardous substances on the Property or discharged by the Property) to the extent the estimated cost of remedying such physical condition is expected (in Buyer’s reasonable judgment), in the aggregate, to exceed $100,000 or (ii) the Refundable Portion of the Deposit, in the event Buyer terminates this Agreement due to any reason other than those set forth in clause (i) above. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5.

5.4	Buyer’s Certificate. Buyer shall deliver to Seller at the Closing, a certificate in the form of Exhibit C attached hereto and incorporated herein by this reference.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1	Lease Rentals and Other Revenues.

6.1.1	Rents. All collected Rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. For purposes of determining each of Buyer’s and Seller’s pro rata share of percentage rents, the amount “attributable” to the period prior to the Closing Date shall be equal to (a) the aggregate amount of such percentage rents actually collected for the calendar year in which the Closing occurs multiplied by (b) a fraction, the numerator of which shall be the number of days prior to the Closing Date that the applicable tenant leases space at the Property during the calendar year in which the Closing occurs and the denominator of which shall be 365. Rents (including percentage rents) not collected as of the Closing Date shall not be prorated at the time of Closing.

6.1.2	Other Revenues. Revenues from Property operations (other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts (which shall be the sole property of Seller)) that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date.

6.1.3	Post-Closing Collections. After Closing, Buyer shall make a good faith effort to collect any Rents or other revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt by sending delinquency notices (which shall be deemed to constitute Buyer’s good faith efforts) to tenants for delinquent rents owned by such tenants to the extent Seller has provided Buyer with the amounts owing by such tenants prior to the Closing, provided that Buyer shall not be required to declare a default against any tenants under the Leases for such delinquent rental obligations. All Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the applicable Lease at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases or other revenue due Seller and Seller hereby retains its rights to pursue claims against any tenant under the Leases or other party for sums due with respect to periods prior to the Closing Date (including, without limitation, any percentage rent that may be due with respect to any period of time prior to Closing, regardless of when the same is to be paid to the owner of the Property pursuant to the terms of the applicable Lease); provided, however, that with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is four (4) months after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. The terms of this Section 6.1.3 shall survive the Closing and not be merged therein.

6.2	Leasing and Capital Costs.

6.2.1	Reimbursable Lease Expenses. At Closing, Buyer shall reimburse Seller for the Reimbursable Lease Expenses to the extent required by the terms of Article 14.

6.2.2	Leasing Costs. Buyer shall be credited at Closing for the amount of all unsatisfied costs and expenses which were incurred, or are to be incurred (but expressly excluding any such costs and expenses payable in the future as a result of future Lease extensions), in connection with any and all Leases executed, modified or extended by Seller prior to the Effective Date, including, without limitation, all costs and expenses for tenant improvements (either completed or to be completed) and brokerage commissions (collectively, “Pre-Contract Leasing Costs”). Seller shall remain responsible for satisfying any Pre-Contract Leasing Costs which were not credited to Buyer at Closing.

6.2.3	Capital Costs. Buyer shall be credited at Closing for any unsatisfied amounts under all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed), (“Pre-Closing Capital Costs”). Seller shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited to Buyer at Closing.

6.3	Real Estate and Personal Property Taxes.

6.3.1	Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable during Closing Tax Year, regardless of the year for which such taxes are assessed. As a result, if real estate or personal property taxes for the Property are paid in arrears (i.e., taxes paid during any Tax Year are assessed for or otherwise attributable to the previous Tax Year), there shall be no proration of real estate taxes assessed for or attributable to the Property for the Closing Tax Year (which would be due and payable during the following Tax Year). There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing to the extent applicable to the period after Close of Escrow or to the extent Buyer receives a credit for any such amount at Closing. The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows:

(a)	Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and

(b)	Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 365.

6.3.2	Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing and in accordance with the provisions of Section 6.8.

6.3.3	Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that (a) if the owner of the Property has the election to pay any special assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer; and (b) Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof.

6.3.4	Tenant Reimbursements. Notwithstanding the foregoing terms of this Article 6, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate or personal property taxes or special assessments to the extent that Buyer is entitled after Closing to reimbursement of such taxes and assessments, or the recovery of any increase in such taxes and assessments, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such real estate or personal property taxes and assessments, and (b) the burden of collecting such reimbursements shall be solely on Buyer. Furthermore, Seller and Buyer acknowledge and agree that, notwithstanding any provision in any of the Leases to the contrary, the tax reimbursement payments to be paid by tenants of the Property during the Closing Tax Year are to be applied to pay the real estate taxes due and payable during the Closing Tax Year and, therefore, Buyer shall not receive a credit for any amounts due and payable by tenants of the Property prior to the Closing as real estate tax reimbursements.

6.3.5	Reassessment. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all Liabilities for such taxes. Such indemnity shall survive the Closing and not be merged therein.

6.4

Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to

Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of such operating expenses, or the recovery of any increase in such operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses, and (b) the burden of collecting such reimbursements shall be solely on Buyer.

6.5	Closing Costs. Buyer shall pay the following costs and expenses associated with the Transaction: (a) all premiums and charges of the endorsements and extended coverage for the Owner’s Title Policy, (b) the cost of the Buyer’s lender’s title insurance policy and endorsements, (c) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (d) 1/2 of all escrow or closing charges, (e) the commission due Buyer’s Broker, if any, (f) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, and (g) all lenders’ fees related to any financing to be obtained by Buyer. Seller shall pay the following costs and expenses associated with the Transaction: (i) all premiums for the Title Commitment, Owner’s Title Policy (but no endorsements), (ii) the cost of the Survey, (iii) the commission due Seller’s Broker, (iv) all fees due its attorneys, (v) 1/2 of all escrow or closing charges, (vi) all transfer taxes, and (vii) all costs incurred in connection with causing the Title Company to Remove any Required Exceptions. The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6	Cash Security Deposits. Buyer shall be credited at Closing for the amount of all cash security deposits provided for under the Leases as reflected on the List of Leases attached hereto as Exhibit L and made a part hereof. Unless and until this Agreement is terminated, Seller shall not apply any security deposits to any obligations under the Leases without notifying Buyer of such application, in which event Exhibit L shall be deemed to be modified to reflect such application.

6.7	Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.8

Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing) or otherwise require adjustment as a result of any year-end or periodic reconciliations of reimbursable operating expenses or tax payments by a tenant under a Lease, the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of proof of the same, provided that such proof is received by the party from whom payment is to be made on or before the later of one (1) year after Closing or two (2) calendar months after the applicable reconciliation period (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property and copies of any correspondence and statements sent to tenants in connection with any reconciliation promptly after the same are prepared, but, in any event, no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

6.9	Additional Rent Reconciliation. To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, “Expenses”) is paid by tenants to landlord under the Leases based on an estimated payment basis (monthly, quarterly or otherwise) for which a future reconciliation of actual Expenses to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Expenses to the estimated payments at the Closing. If, as of the Closing, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual Expenses as of the Closing, Buyer shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which the tenants’ payments of such deficient amounts are received by Buyer. The provisions of this Section 6.9 shall survive the Closing and not be merged therein.

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1	Closing Date. Closing shall occur on the Closing Date. The parties shall endeavor to conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend the Closing. Time is of the essence with respect to the Closing.

7.2

Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 1:00 p.m. Central Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller’s designated account by 2:00 p.m. Central Time on the Closing Date. In addition, for each full or partial day after

2:00 p.m. Central Time on the Closing Date that Seller has not received in its account the payment specified in Article 3 due to Buyer’s default, Buyer shall pay to Seller at Closing (and as a condition thereto) the greater of (a) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time, and (b) an amount equal to the per diem proration for one (1) day. Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if the Closing does not occur by 2:00 p.m. Central Time on the Closing Date due to Buyer’s default.

7.3	Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered the following:

(a)	Deed. A deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b)	Bill of Sale. A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c)	Assignment of Tenant Leases. An assignment and assumption of the Leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d)	Assignment of Intangible Property. An assignment and assumption of the Intangible Property in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e)	Notice to Tenants. A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f)	Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(g)	Evidence of Authority. A certificate of the Manager of Seller in the form of Exhibit J attached hereto and incorporated herein by this reference to the extent required by the Title Company.

(h)	Other Documents. A title affidavit and gap indemnity in the form of Exhibit K attached hereto and incorporated herein by this reference, and such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(i)	An agreement (“Mutual Restriction Agreement”) among Seller, Buyer, THF Plaza Condominium, L.L.C. and The Plaza in Clayton Condominium Association, pursuant to which the parties agree that any change to the exterior appearance of the project be subject to the mutual reasonable approval of all of the above parties. Seller shall deliver a draft of the Mutual Restriction Agreement to Buyer no later than fifteen (15) days after the Effective Date.

(j)	An amendment to the Grant and Reservation of Easements Pertaining to the Premises commonly known as the Plaza in Clayton (the “ECR”), recorded in Book 13462, Page 0464, St. Louis County Recorder (“ECR Amendment”) between THF Plaza Condominium, L.L.C. and Seller whereby (i) THF Plaza Condominium, L.L.C. agrees to take over the maintenance of the condominium portion of the parking garage, and (ii) Sections 5(b) and 5(c) of the ECR (requiring the owner of the condo building to reimburse the owner of the commercial building for its share of parking garage maintenance expenses) shall be deleted in their entirety. Seller shall deliver a draft of the ECR Amendment to Buyer no later than fifteen (15) days after the Effective Date.

(k)	A parking easement agreement (“Parking Easement Agreement”) between Seller and THF Plaza Condominium, L.L.C. whereby Seller grants THF Plaza Condominium, L.L.C. and its successors, assigns and designees the perpetual right to utilize (i) thirteen (13) parking spaces in the P-00 level of the parking garage without charge of any kind; and (ii) one (1) parking space anywhere in the commercial parking garage. Seller shall deliver a draft of the Parking Easement Agreement to Buyer no later than fifteen (15) days after the Effective Date.

(l)	Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, if the same may be assigned or quitclaimed by Seller, (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

(m)	Closing Statement. Seller’s form of closing statement, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to Article 6 (the “Closing Statement”), executed by Seller.

(n)	Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

(o)	Certificate. A certificate executed by Seller certifying whether all of the representations and warranties of Seller set forth in this Agreement continue to be true, correct and complete in all material respects.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (k) of this Section 7.3 and Subsection (n) of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last business day prior to the Closing Date and the items to be delivered by Seller in accordance with the terms of Subsection (m) of this Section 7.3 shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4	Buyer’s Closing Deliveries. At the Closing, provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer shall deliver or cause to be delivered the following:

(a)	Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)	Assignment of Leases. The Assignment of Leases executed by Buyer.

(c)	Assignment of Intangible Property. The Assignment of Intangible Property executed by Buyer.

(d)	Mutual Restriction Agreement. The Mutual Restriction Agreement executed by Buyer, in the form agreed to between Seller and Buyer prior to the expiration of the Due Diligence Period.

(e)	Buyer’s As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

(f)	Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(g)	Closing Statement. The Closing Statement, executed by Buyer.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) through (h) of this Section 7.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last business day prior to the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1	Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)	Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(b)	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law, whether now or hereafter existing; and

(c)	Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2	Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a)	Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)	Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement;

(c)	Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

8.3

Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Sections 8.1 or 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

8.4	Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Owner’s Title Policy, or (e) estoppel certificates from tenants other than Required Tenants, or (f) subordination agreements from any tenants.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1	Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1	Buyer’s Authorization. Buyer is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by Law, the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law.

9.1.3

Patriot Act Compliance. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist,

“Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

Buyer’s representations and warranties in this Section 9.1 shall survive the Closing and not be merged therein.

9.2	Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1	Seller’s Authorization. Seller and its sole member (a) are duly organized (or formed), validly existing and in good standing under the Laws of their State of organization and, to the extent required by Law, the State in which the Property is located, (b) are authorized to consummate the Transaction and fulfill all of their obligations hereunder and under all Closing Documents to be executed by Seller, and (c) have all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and its sole member and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or its sole member or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller or its sole member are bound.

9.2.2	Seller’s Knowledge Representations. To Seller’s knowledge:

(a)	Except as listed in Exhibit N attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller or the Property.

(b)	As of the date of this Agreement, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases listed in Exhibit L attached hereto, and (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record.

(c)	Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit N attached hereto.

(d)	As of the date of this Agreement, the only tenants of the Property are the tenants listed in Exhibit O attached hereto and incorporated herein by this reference; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware.

(e)	Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit N attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority of any violation of any zoning Law applicable to the Property.

(f)	As of the date of this Agreement, except as set forth in Exhibit B attached hereto, there are no currently effective leasing commission agreements with respect to the Property that will be binding upon Buyer after Closing.

(g)	As of the date of this Agreement, except as set forth on Exhibit N attached hereto and except for defaults cured on or before the date hereof, Seller has neither (i) received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such tenant’s Lease, nor (ii) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Lease. If Buyer receives an estoppel certificate from any tenant that complies with the terms of Subsection 8.2(c), the representation and warranty of Seller contained in this subsection shall be without further force or effect with respect to such tenant or Lease as of the date of such tenant’s estoppel certificate.

(h)	No Rents or Leases have been assigned, transferred or hypothecated by Seller, except by virtue of loan instruments securing a loan that shall be paid in full by Seller at or prior to Closing.

(i)	Except as set forth in Exhibit N attached hereto, the Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller, except as a result of loan instruments securing a loan that shall be paid in full by Seller at or prior to Closing.

(j)	Except as disclosed in the Title Commitment and except as listed in Exhibit N attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against the Property.

(k)	No petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar State or Federal Law.

(l)	Seller has not entered into any agreements currently in effect pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property (except for this Agreement and any options to purchase the Property or a portion thereof that may be contained in any of the Leases).

(m)	To Seller’s actual knowledge, Seller has provided or made available to Buyer all third party reports in its possession relating to the physical condition of the Property.

(n)	Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

9.2.3	Delivery of Documents. Seller has requested that the current manager of the Property give or otherwise make available to Buyer’s Representatives all books, records, and other writings in such manager’s possession related in any material way to the use, ownership or operation of the Property, other than Confidential Materials.

9.3	General Provisions.

9.3.1	No Representation as to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.3.2	Seller’s Warranties Deemed Modified. To the extent that Buyer has actual knowledge prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s actual knowledge.

9.3.3	Breach of Seller’s Warranties prior to Closing.

(a)	If at or prior to the Closing, Buyer obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer may give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, provided Seller had no actual knowledge that Seller’s Warranties were untrue, inaccurate or incorrect when made, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen (15) days) for the purpose of such cure.

(b)	If any misrepresentation or breach of any of Seller’s Warranties is first discovered by Buyer after the expiration of the Due Diligence Period but prior to Closing and Seller either does not elect to or is not able to so cure any such misrepresentation or breach, then Buyer, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(i)	If any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, then Buyer may elect either (A) to waive such misrepresentations or breaches and consummate the Transaction without any reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer, and Buyer shall be entitled to be reimbursed for its out-of-pocket expenses up to $50,000, to the extent Seller knew such Seller’s Warranties were untrue, incorrect or inaccurate when made, and thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

(ii)	If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(c)	The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for purposes of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $50,000.00 in the aggregate.

9.3.4	Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of one hundred eighty (180) days and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before the one hundred eightieth (180th) day after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.00.

ARTICLE 10 - COVENANTS

10.1	Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1

Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof until the Closing. Accordingly, Buyer shall hold, and shall cause the other Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit the other Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller: (a) the terms of the Agreement including without limitation the Purchase Price, (b) until the Closing, any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representatives in connection with its Due Diligence, and (c) the identity of any direct or indirect owner of any beneficial interest in Seller. Buyer’s obligation under clauses (a) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees, members of professional firms serving it or potential lenders, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order, (iii) to the extent that such information is a matter of public record, (iv) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer, (v) in any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by the REIT (the “REIT”) that holds an ownership interest in the entity that shall assume Buyer’s obligations under this Agreement and that shall acquire the Property, and (vi) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT investors. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2	Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by any Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.2	Seller’s Covenants. Seller hereby covenants as follows:

10.2.1	Contracts.

(a)	Without Buyer’s prior consent, between the date hereof and the Closing Date Seller shall not extend, renew, replace or otherwise modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice and provided that the aggregate of all post-Closing obligations arising from such Contracts, service contracts or agreements shall not exceed $25,000. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to the terms set forth in Seller’s notice within three (3) business days after receipt thereof, Buyer shall be deemed to have approved the terms of the proposed transaction. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such transaction that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing.

(b)	On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2	Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property and in accordance with all applicable laws, ordinances, rules and regulations affecting the Property; provided, however, that, Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property.

10.2.3	Confidentiality. Seller shall hold, and shall cause Seller’s representatives to hold, in strict confidence, and Seller shall not disclose, and shall prohibit Seller’s representatives from disclosing, to any other person without the prior written consent of Buyer: (a) the terms of the Agreement, and (b) the identity of Buyer or any direct or indirect owner of any beneficial interest in Buyer. Notwithstanding anything to the contrary hereinabove set forth, Seller may disclose such information (i) on a need-to-know basis to its employees and members of professional firms serving it, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order, (iii) to the extent that such information is a matter of public record, and (iv) to any representatives and/or consultants that are engaged by, work for or are acting on behalf of, Seller in connection with the transaction contemplated herein.

10.2.4	Seller’s Indemnity. Seller hereby agrees to indemnify, defend, and hold each of the Buyer and the Buyer’s Representatives free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the breach of the terms of Subsection 10.2.3.

10.2.5

Subordination Agreements. Within six (6) business days after the Effective Date, Seller agrees to send subordination agreements to all of the tenants at the Property, which subordination agreements shall be substantially in the form attached hereto as Exhibit R and incorporated herein by this reference or substantially in the form of the subordination agreement provided by Buyer to Seller within three (3) business days after the Effective Date. After such subordination agreements are delivered to the tenants, Seller shall use commercially reasonable efforts to assist Buyer in obtaining executed subordination agreements from each of the tenants no later than two (2) business days prior to the expiration of the Due Diligence Period; provided, however, that in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to any tenants in connection with its attempts to obtain such subordination agreements. Notwithstanding any provision contained in this Agreement to the contrary, it shall not be a condition to Buyer’s obligations hereunder that any subordination agreements are obtained from any of the tenants of the Property.

10.2.6	Estoppel Certificates. Within six (6) business days after the Effective Date, Seller agrees to send estoppel certificates to all of the tenants at the Property, which estoppel certificates shall be substantially in the form attached hereto as Exhibit R-1 and incorporated herein by this reference or substantially in the form of the estoppel certificate provided by Buyer to Seller within three (3) business days after the Effective Date; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit R-1 attached hereto or are set forth in Buyer’s form of estoppel certificate, then Buyer shall accept any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in such tenant’s Lease. Seller further agrees to use reasonable efforts to obtain and deliver to Buyer the signed estoppel certificates from all of the tenants by no later than two (2) business days prior to the expiration of the Due Diligence Period. Buyer may terminate this Agreement upon written notice to Seller if, no less than two (2) business days prior to the expiration of the Due Diligence Period, Seller is unable to deliver to Buyer fully executed estoppel certificates for any of the Required Tenants in the form required herein, which (a) do not disclose the existence of any material defaults under the Leases referenced therein, (b) are not dated earlier than May 5, 2006, (c) contain information that is consistent with and confirms (i) the terms of the Leases, (ii) the information contained in the rent roll for the property made available to Buyer, and (iii) the information contained in the account receivables aging report for the Property dated April 30, 2006. In the event Seller cannot for any reason obtain an estoppel certificate from any Required Tenant, Seller, at its option, may deliver to Buyer a representation letter in the form of Exhibit M-2 attached hereto and incorporated herein by this reference. Seller’s liability under each Seller’s representation letter shall expire and be of no further force or effect on the earlier of (A) the ninetieth (90th) day following the Closing Date, and (B) the date that Buyer receives an estoppel certificate from any such tenant.

10.3	Mutual Covenants.

10.3.1

Publicity. Seller and Buyer each hereby covenant and agree that (a) neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by the Securities Exchange Commission or any other governmental agency and/or by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by the Securities Exchange Commission or any other governmental agency and/or by applicable Law. If either Seller or Buyer is required by the Securities Exchange Commission or any other governmental agency and/or by applicable Law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2	Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker and Buyer’s broker, if any, have acted as the exclusive brokers with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Buyer shall pay any brokerage commission due to Buyer’s broker, if any, in accordance with the separate agreement between Buyer and Buyer’s broker, if any. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by Buyer’s broker, if any, or any other party claiming to have represented Buyer as broker in connection with the Transaction. Seller acknowledges that Buyer does not have a broker in this transaction.

10.3.3	Tax Protests; Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable for all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

(a)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Tax Year

(regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 6.3;

(b)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Tax Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Tax Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

10.3.4	Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 - FAILURE OF CONDITIONS

11.1	To Seller’s Obligations. If the Closing fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance continues for five (5) business days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction.

11.2

To Buyer’s Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) business days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, Buyer shall be entitled to reimbursement of its out-of-pocket expenses not to exceed $50,000, and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety

(90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 - CONDEMNATION/CASUALTY

12.1	Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) business days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) business day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2	Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a)	if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b)	to the extent that such award or proceeds have not been paid to Seller prior to the Closing or the damage has not been repaired by the Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) business day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3	Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

12.4	Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13 - ESCROW PROVISIONS

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)	The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b)	If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

(c)	If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection (c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing, the Escrow Agent shall deliver the Refundable Portion of the Escrow Deposit to Buyer upon written request by Buyer (without any consent or approval by Seller) at any time prior to the expiration of the Due Diligence Period (as the same may be extended hereunder).

(d)	The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

(e)	Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is 33-0888256.

(f)	The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

The provisions of this Article 13 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 14 - LEASING MATTERS

14.1

New Leases; Lease Modifications. After the Commencement Date, except as may be permitted by the terms of this Section 14.1, Seller shall not, without Buyer’s prior written consent, (a) enter into a New Lease; (b) modify or amend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s Lease); or (c) consent to any assignment or sublease in connection with any Lease. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information (including a copy of the New Lease and/or any Lease amendment) that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to any such proposed transaction within three (3) business days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed transaction if approval of the proposed transaction is requested before the expiration of the Due Diligence Period and Buyer shall be deemed to have disapproved the proposed transaction if approval of the proposed transaction is requested after the expiration of the Due Diligence Period. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such transaction that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing. Notwithstanding the foregoing, if any Lease requires that the landlord’s consent be given under the applicable circumstances (or not be unreasonably withheld, conditioned or delayed), then Buyer shall be deemed ipso facto to have approved such action. Any notice from Buyer rejecting the proposed transaction shall include a description of the reasons for Buyer’s rejection. If Buyer rejects any transaction proposed during the Due Diligence Period, Seller nevertheless retains full right, power and authority to execute such documents as are necessary to effect such transaction, and Seller shall promptly advise Buyer of the same. The foregoing notwithstanding, in the event Buyer has rejected any transaction that was proposed during the Due Diligence Period and, thereafter, Seller notifies Buyer that Seller intends to effect such proposed transaction, Buyer shall have the right, within three (3) business days after receipt of Seller’s notice that Seller has taken such action, to elect to terminate this Agreement by the delivery to Seller of a written notice of termination, in which case the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement. If Buyer fails to notify Seller within such time period, Buyer shall be deemed to have fully waived any rights to terminate this Agreement pursuant to this Section 14.1. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof.

14.2	Lease Enforcement. Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

14.3

Lease Expenses. At Closing, Buyer shall reimburse Seller for Buyer’s pro rata share of any and all Reimbursable Lease Expenses to the extent that the same have been paid or incurred by Seller prior to Closing. In addition, at Closing, Seller shall pay to Buyer for Seller’s pro rata share of any and all Reimbursable Lease Expenses to the extent that the same are unpaid as of Closing and, as a result, (a) Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing, and (b) Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. For purposes of determining

Buyer’s and Seller’s pro rata share of Reimbursable Lease Expenses, such costs and expenses shall be apportioned between Buyer and Seller based upon the proportion of the affected term of the applicable Lease, renewal, extension, or expansion, as the case may be, that falls within each of Buyer’s and Seller’s period of ownership of the Property. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

ARTICLE 15 - MISCELLANEOUS

15.1	Buyer’s Assignment. Buyer shall have the right to assign this Agreement to an entity for which Buyer or an affiliate of Buyer acts as the investment advisor without Seller’s consent but shall, in any event, notify Seller in writing of any such assignment. Except as expressly provided to the contrary by the immediately preceding sentence, Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder until the Closing.

15.2	[Intentionally Omitted].

15.3	Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4	Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5	Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located.

15.6	Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8	Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9	Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile or by e-mail (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:

KBS Capital Advisors LLC 205 W. Wacker, Suite 1000 Chicago, Illinois 60606 Attention: Bill Rogalla Telephone #: (312) 379-3947 Telecopy #: (312) 726-6804 E-Mail Address: brogalla@kbsrealty.com

COPIES TO:

KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

Attention: Jim Chiboucas, Esq.

Telephone #: (949) 417-6555

Telecopy #: (949) 417-6523

E-Mail Address: jchiboucas@kbsrealty.com

Morgan, Lewis & Bockius LLP

5 Park Plaza, Suite 1750

Irvine, California 92614

Attention: L. Bruce Fischer, Esq.

Telephone #: (949) 399-7145

Telecopy #: (949) 399-7001

E-Mail Address: bfischer@morganlewis.com

IF TO SELLER:

THF Plaza Office, L.L.C.

2127 Innerbelt Business Center Drive

Suite 200

St. Louis, Missouri 63114

Attention: Marian Nunn

Telephone #: (314) 429-0900

Telecopy #: (314) 429-0999

E-Mail Address: mnunn@thfrealty.com

COPY TO:

Sonnenschein Nath & Rosenthal LLP

One Metropolitan Square, Suite 3000

St. Louis, Missouri 63102

Attention: Robert J. Jakubeck

Telephone #: (314) 259-5856

Telecopy #: (314) 259-5959

E-Mail Address: rjakubeck@sonnenschein.com

IF TO ESCROW AGENT:

CHICAGO TITLE COMPANY

16969 Von Karman Avenue

Suite 200

Irvine, California 92660

Attention: Joy Eaton

Telephone #: (949) 263-0126

Telecopy #: (949) 263-0356

E-Mail Address: eatonj@ctt.com

15.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11	No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof.

15.12	Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13	Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification hereof or any of the Closing Documents.

15.14	Intentionally Omitted.

15.15	Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00). The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. Notwithstanding the foregoing, such $750,000.00 cap on liability shall not apply to any liability of the Seller Parties arising out of the provisions of Section 10.2.4 or Section 10.3.2 hereof.

15.16	Time of Essence. Time is of the essence with respect to this Agreement.

15.17

JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF ST LOUIS, STATE OF MISSOURI AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH

PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18	WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.19	Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

15.20

1031 Exchange. Buyer acknowledges that Seller may desire to effect a tax-deferred like-kind exchange with respect to its sale of the Property pursuant to Section 1031 of the Internal Revenue Code and any similar provisions of State or local Law (an “Exchange”). Subject to the terms and provisions of this section, Buyer shall reasonably cooperate with Seller in effecting any Exchange; provided, however, in no event shall Buyer be required to incur any delays, expenses or risk of ownership, title or conveyance in connection with such cooperation. Any Exchange will be structured by Seller at its sole cost and expense such that Buyer will have no obligation to acquire or enter into the chain of title to any property other than the Property. Buyer’s sole obligation in connection with any Exchange shall be to execute a simple consent pursuant to which it consents to the Exchange. Buyer shall not by this Agreement or acquiescence to any Exchange have its rights under this Agreement modified or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Seller that any Exchange in fact complies with Section 1031 of the Internal Revenue Code. Buyer shall have the right to review and approve any documents to be executed by Buyer in connection with any Exchange; provided, however, such approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall have no obligation to execute any documents or to undertake any action by which Buyer would or might incur any liability or obligation not otherwise provided for in the other provisions of this Agreement. Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all Liabilities arising from any Exchange (other than what would have been applicable under this Agreement without such Exchange), which indemnification agreement shall expressly survive the Closing and not be merged therein. Seller further acknowledges that any Exchange is at the request and initiation of Seller, and Buyer in no manner, expressly or implicitly, participated in or offered tax advice or planning to or for the benefit of Seller. Seller is relying solely upon the advice and counsel of professionals of the Seller’s choice in structuring, executing and consummating any Exchange.

15.21	Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Central Time, and (b) all time periods shall expire at 5:00 p.m., Central Time.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

THF PLAZA OFFICE, L.L.C., a Missouri limited liability company

By:	THF Carondelet Development, L.L.C., its sole member

	By:	THF Carondelet Investors, L.L.C., its Manager

		By:	/s/authorized signatory

BUYER:

KBS CAPITAL ADVISORS LLC,a Delaware limited liability company

By:	/s/ authorized signatory